13215 Bee Cave Pkwy, Suite B-300, Austin, TX 78738
Telephone: 512-538-2300 Fax: 512-538-2333
www.shpreit.com

NEWS RELEASE
SUMMIT HOTEL PROPERTIES REPORTS SECOND QUARTER 2026 RESULTS
Second Quarter Operating Income Increased 27.3% to $28.9 Million; Adjusted EBITDAre Increased 7.7% to $54.8 Million
Second Quarter Pro Forma RevPAR Increased 5.0%, Led by Robust ADR Growth of 7.1%
Strengthened Balance Sheet with Refinanced $650 Million Senior Credit Facility and Sale of Two Additional Hotels

Austin, Texas, August 5, 2026 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”), today announced results for the three and six months ended June 30, 2026.

“We were pleased with our strong second quarter results and are increasingly optimistic about the outlook for our business. Operating fundamentals accelerated in the quarter and exceeded our expectations as pro forma RevPAR increased 5.0 percent year-over-year driven by a 7.1 percent increase in average rates. Demand strength was broad based across segments and markets reflecting the quality of our portfolio, and our team did a terrific job capitalizing on a more favorable environment driving hotel EBITDA growth of 7.8 percent compared to the second quarter of last year. Our outlook for the remainder of the year continues to improve as the positive inflection of industry fundamentals proves durable, and we have increased our full year 2026 guidance ranges to reflect this more positive outlook,” said Jonathan Stanner, President and Chief Executive Officer.

“We also continue to make progress strengthening our balance sheet. During the quarter, we refinanced our primary corporate credit facility, extending its maturity date and lowering borrowing costs, and separately negotiated a reduction in the interest rate spread on our Miami Brickell mortgage loan. We have no debt maturities until 2028 and significant liquidity. Subsequent to quarter end, we closed on the previously announced sale of two wholly-owned hotels as we continue to successfully recycle capital to reduce leverage, build capacity for future growth, and enhance the quality of our portfolio,” continued Mr. Stanner.

Second Quarter 2026 Summary

•Net Income: Net income attributable to common stockholders was $3.9 million, or $0.04 per diluted share, compared to net loss of $1.6 million, or $0.02 per diluted share, for the second quarter of 2025.

•Pro Forma RevPAR: Pro forma RevPAR increased 5.0 percent to $136.06 compared to the second quarter of 2025. Pro forma ADR increased 7.1 percent to $178.42 compared to the same period in 2025, and pro forma occupancy decreased 1.9 percent to 76.3 percent.

•Pro Forma Hotel EBITDA(1): Pro forma hotel EBITDA increased 7.8 percent to $72.5 million from $67.3 million in the same period in 2025. Pro forma hotel EBITDA margin expanded 88 basis points to 36.4 percent in the second quarter.

•Adjusted EBITDAre(1): Adjusted EBITDAre increased 7.7 percent to $54.8 million from $50.9 million in the second quarter of 2025.

•Adjusted FFO(1): Adjusted FFO increased 6.7 percent to $34.9 million, or $0.29 per diluted share, compared to $32.7 million, or $0.27 per diluted share, in the second quarter of 2025.

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Year-to-Date 2026 Summary

•Net Loss: Net loss attributable to common stockholders was $6.6 million, or $0.06 per diluted share, compared to net loss of $6.3 million, or $0.06 per diluted share, in the same period of 2025.

•Pro Forma RevPAR: Pro forma RevPAR increased 2.7 percent to $131.34 compared to the same period of 2025. Pro forma ADR increased 4.4 percent to $177.67, and pro forma occupancy decreased 1.6 percent to 73.9 percent.

•Pro Forma Hotel EBITDA(1): Pro forma hotel EBITDA increased 2.6 percent to $135.9 million from $132.4 million.

•Adjusted EBITDAre(1): Adjusted EBITDAre increased 3.2 percent to $99.0 million from $95.9 million in the same period of 2025.

•Adjusted FFO(1): Adjusted FFO increased to $60.4 million, or $0.50 per diluted share, compared to $60.1 million, or $0.49 per diluted share, in the same period of 2025.

The Company’s results for the three and six months ended June 30, 2026 and 2025 are as follows (in thousands, except per share amounts and metrics):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025

Net income (loss) attributable to common stockholders	$3,867	$(1,612)	$(6,574)	$(6,296)
Net income (loss) per diluted share	$0.04	$(0.02)	$(0.06)	$(0.06)
Total revenues	$199,019	$192,917	$384,072	$377,395
EBITDAre (1)	$66,475	$61,050	$122,241	$119,499
Adjusted EBITDAre (1)	$54,834	$50,919	$99,026	$95,926
FFO (1)	$32,438	$26,886	$53,028	$50,082
Adjusted FFO (1)	$34,883	$32,707	$60,408	$60,066
FFO per diluted share and unit (1)	$0.27	$0.22	$0.44	$0.40
Adjusted FFO per diluted share and unit (1)	$0.29	$0.27	$0.50	$0.49

Pro Forma (2) and Same Store (3)
RevPAR	$136.06	$129.54	$131.34	$127.92
RevPAR Growth	5.0%		2.7%
Hotel EBITDA	$72,487	$67,254	$135,861	$132,359
Hotel EBITDA Margin	36.4%	35.5%	35.4%	35.7%
Hotel EBITDA Margin Change	88 bps		(25) bps

(1)    See tables later in this press release for a discussion and reconciliation of Net income (loss) attributable to common stockholders to non-GAAP financial measures, including earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDAre, adjusted EBITDAre, funds from operations (“FFO”), FFO per diluted share and unit, adjusted FFO (“AFFO”), and AFFO per diluted share and unit, as well as a reconciliation of operating income to hotel EBITDA. See “Non-GAAP Financial Measures” at the end of this release.

(2)    Unless stated otherwise in this release, all pro forma information includes operating and financial results for 94 hotels owned as of June 30, 2026.

(3)    All same store information includes operating and financial results for 94 hotels owned as of January 1, 2025 and at all times during the three and six months ended June 30, 2026, and 2025.

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Transaction Activity

Subsequent to quarter end, on July 22, 2026, we closed on the previously announced sale of the wholly-owned 103-guestroom Courtyard by Marriott, Dallas (Arlington South), TX and the 96-guestroom Residence Inn by Marriott, Dallas (Arlington South), TX for a combined selling price of $19.0 million. The combined sale price represents a 5.9 percent capitalization rate based on the net operating income for the trailing twelve months ended June 30, 2026, and after consideration of approximately $7.6 million of foregone near-term required capital expenditures. These hotels benefited from significant FIFA World Cup driven demand in June and July, during which the Company continued to own the hotels. Based on the net operating income for the trailing twelve months prior to FIFA World Cup demand, the sale price represents a 5.4 percent capitalization rate after consideration of foregone near-term required capital expenditures.

Since 2023, the Company and its affiliates have sold, or are under contract to sell, 15 hotels for a combined sales price of approximately $219 million at a blended capitalization rate of approximately 4.7 percent, inclusive of an estimated $68 million of foregone capital needs, based on the trailing twelve-month net operating income at the time of each sale. The combined RevPAR for the sold hotels was $86, which is an approximate 30.0 percent discount to the current pro forma portfolio.

Capital Markets Activity

Senior Credit Facility
On June 29, 2026, the Company closed on a $650 million Senior Credit Facility to refinance the previous 2023 Senior Credit Facility. The 2026 Senior Credit Facility is comprised of a $400 million senior unsecured revolving credit facility, a $200 million senior unsecured term loan, and a $50 million senior unsecured delayed draw term loan.

The amended and restated credit agreement provides for a fully extended maturity date of June 2031. The pricing grid for the current facility ranges from 140 to 230 basis points for the Revolver and 135 to 225 basis points for the Term Loan and Delayed Draw Term Loan, each over the applicable adjusted Term SOFR rate. At the Company's current leverage, pricing on the new senior unsecured facility improved by 20 basis points, resulting in immediate interest savings and earnings accretion. Other terms of the agreement are similar to the Company's previous credit facility agreement.

Brickell Mortgage Loan
On May 15, 2026, the Company, together with its joint venture partner, amended the terms of the $58 million mortgage loan to reduce the interest rate spread from 260 basis points to 230 basis points, over the applicable Term SOFR rate. Other terms of the agreement remain unchanged. The mortgage loan provides for a fully extended maturity date of May 2030.

Stock Repurchases
During the second quarter, the Company repurchased approximately 49,000 shares for an aggregate purchase price of $0.2 million, or a weighted average price of approximately $4.27 per share. During the six months ended June 30, 2026, the Company repurchased 1.5 million common shares under its share repurchase program for an aggregate purchase price of $6.2 million, or a weighted average price of approximately $4.17 per share.

Since the inception of our share repurchase program in 2025, we have repurchased approximately 5.1 million shares (approximately 4.2 percent of total shares and units outstanding) at an average price of $4.26 per share. As of June 30, 2026, approximately $28.4 million remained available for repurchase under this program.

Balance Sheet Summary

On a pro rata basis as of June 30, 2026, the Company had the following outstanding indebtedness:

•Outstanding debt of $1.1 billion with a weighted average interest rate of 5.46 percent. After giving effect to interest rate derivative agreements, $539.2 million, or 51 percent, of our outstanding debt had a fixed interest rate, and $525.0 million, or 49 percent, had a variable interest rate.

•Unrestricted cash and cash equivalents of $29.3 million.

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As of June 30, 2026, the Company’s pro rata weighted average term to maturity was approximately 3.7 years, including extension options, and had only $5.0 million outstanding under its Revolving Credit Facility. Subsequent to the sale of the Courtyard by Marriott, Dallas (Arlington South), TX and the Residence Inn by Marriott, Dallas (Arlington South), TX, the Company paid off the outstanding balance of the Revolving Credit Facility.

Common and Preferred Dividend Declaration

On July 28, 2026, the Company declared a quarterly cash dividend of $0.08 per share on its common stock and per common unit of limited partnership interest in Summit Hotel OP, LP. The quarterly dividend of $0.08 per share represents an annualized dividend yield of 4.6 percent, based on the closing price of shares of the common stock on August 4, 2026.

In addition, the Board of Directors declared a quarterly cash dividend of:

•     $0.390625 per share on its 6.25% Series E Cumulative Redeemable Preferred Stock
•     $0.3671875 per share on its 5.875% Series F Cumulative Redeemable Preferred Stock
•     $0.328125 per unit on its 5.25% Series Z Cumulative Perpetual Preferred Units

The dividends are payable on August 31, 2026, to holders of record as of August 17, 2026.

2026 Outlook

The Company’s updated outlook for the full year 2026 is based on 92 lodging assets owned as of August 5, 2026.

Our previous guidance ranges incorporated ownership of the recently sold Courtyard by Marriott, Dallas (Arlington South), TX and Residence Inn by Marriott, Dallas (Arlington South), TX hotels which were expected to contribute approximately $0.5 million of hotel EBITDA in the remaining five months of 2026. These hotels are no longer included in our updated guidance ranges.

Based on actual results for the first six months of the year and recent operating trends, the Company is increasing the low and high end of its guidance ranges for pro forma RevPAR growth, Adjusted EBITDAre, Adjusted FFO, and Adjusted FFO per share. There are no additional acquisitions, dispositions, share repurchases, or capital markets activities assumed in the Company’s full year 2026 outlook.

	FYE 2026 Outlook
	Low	High	Variance to Prior Midpoint	% Change to Prior Midpoint
Pro Forma RevPAR Growth (1)	1.75%	3.25%	0.75%	—%
Adjusted EBITDAre	$175,000	$182,000	$3,000	1.7%
Adjusted FFO	$95,500	$103,000	$3,300	3.4%
Adjusted FFO per share of common share and Common Units	$0.79	$0.85	$0.02	2.5%
Capital Expenditures, Pro Rata	$55,000	$65,000	$—	—%
(1)    All pro forma information includes operating and financial results for 92 lodging assets owned as of August 5, 2026 and excludes the financial results of hotels sold by the Company after January 1, 2025. Pro forma and non-GAAP financial measures are unaudited.

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Second Quarter 2026 Earnings Conference Call

The Company will conduct its quarterly conference call on August 6, 2026, at 9:00 AM ET.

1.To access the conference call, please dial +1 (800) 715-9871 and enter passcode 8328053 when prompted.

2.A live webcast of the conference call can be accessed using this link. A replay of the webcast will be available in the Investors section of the Company's website, www.shpreit.com, until October 31, 2026.

Supplemental Disclosures

In conjunction with this press release, the Company has furnished a financial supplement with additional disclosures on its website. Visit www.shpreit.com for more information. The Company has no obligation to update any of the information provided to conform to actual results or changes in portfolio, capital structure, or future expectations.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded lodging facilities with efficient operating models primarily in the upscale segment of the lodging industry. As of August 5, 2026, the Company's portfolio consisted of 92 assets, 50 of which are wholly owned, with a total of 14,027 guestrooms located in 24 states.

For additional information, please visit the Company's website, www.shpreit.com, and follow on X at @SummitHotel_INN.

Contact:
Kevin Milota
SVP - Corporate Finance
Summit Hotel Properties, Inc.
(737) 205-5787

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Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections, or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings, redemptions or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, EBITDAre, Adjusted EBITDAre, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted share and unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Summit Hotel Properties, Inc. Consolidated Balance Sheets (In thousands)
	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Investments in lodging property, net	$2,570,706	$2,640,367
Assets held for sale, net	18,413	11,967
Cash and cash equivalents	36,933	36,110
Restricted cash	5,531	5,102
Right-of-use assets, net	31,662	32,028
Trade receivables, net	22,213	17,347
Prepaid expenses and other	14,068	7,104
Deferred charges, net	6,064	10,051
Other assets	22,604	15,954
Total assets	$2,728,194	$2,776,030

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND EQUITY
Liabilities:
Debt, net of debt issuance costs	$1,371,470	$1,394,014
Lease liabilities, net	23,971	24,091
Accounts payable	7,876	7,537
Accrued expenses and other	83,622	76,417
Total liabilities	1,486,939	1,502,059

Redeemable non-controlling interests	50,219	50,219

Total stockholders’ equity	838,947	862,155
Non-controlling interests	352,089	361,597
Total equity	1,191,036	1,223,752
Total liabilities, redeemable non-controlling interests and equity	$2,728,194	$2,776,030

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Summit Hotel Properties, Inc. Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Room	$176,137	$170,599	$338,701	$334,330
Food and beverage	11,098	11,195	22,558	22,185
Other	11,784	11,123	22,813	20,880
Total revenues	199,019	192,917	384,072	377,395

Expenses:
Room	39,352	39,166	75,699	75,298
Food and beverage	8,480	8,388	17,000	16,379
Other lodging property operating expenses	60,671	58,943	119,321	115,865
Property taxes, insurance and other	13,571	13,706	27,455	27,017
Management fees	4,366	4,411	8,587	8,906
Depreciation and amortization	36,413	37,259	73,187	74,489
Corporate general and administrative	7,415	8,280	16,260	16,851
Loss on write-down of assets	—	—	3,641	—
Total expenses	170,268	170,153	341,150	334,805
Gain (loss) on disposal of assets, net	134	(80)	94	(79)
Operating income	28,885	22,684	43,016	42,511
Other income (expense):
Interest expense	(22,068)	(20,628)	(42,518)	(40,584)
Interest income	301	301	547	577
Other income, net	1,187	858	2,239	2,088
Total other expense, net	(20,580)	(19,469)	(39,732)	(37,919)
Income from continuing operations before income taxes	8,305	3,215	3,284	4,592
Income tax benefit (expense)	1,430	(1,178)	538	(1,932)
Net income	9,735	2,037	3,822	2,660
Less - Income (loss) attributable to non-controlling interests	1,243	(976)	1,144	(296)
Net income attributable to Summit Hotel Properties, Inc. before preferred dividends	8,492	3,013	2,678	2,956
Less - Distributions to and accretion of redeemable non-controlling interests	(657)	(657)	(1,314)	(1,314)
Less - Preferred dividends	(3,968)	(3,968)	(7,938)	(7,938)
Net income (loss) attributable to common stockholders	$3,867	$(1,612)	$(6,574)	$(6,296)

Income (loss) per common share:
Basic	$0.04	$(0.02)	$(0.06)	$(0.06)
Diluted	$0.04	$(0.02)	$(0.06)	$(0.06)
Weighted-average common shares outstanding:
Basic	104,768	107,633	105,241	107,820
Diluted	106,181	107,633	105,241	107,820

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Summit Hotel Properties, Inc. Reconciliation of Net Income to Non-GAAP Measures - EBITDAre
(Unaudited)
(In thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$9,735	$2,037	$3,822	$2,660
Depreciation and amortization	36,413	37,259	73,187	74,489
Interest expense	22,068	20,628	42,518	40,584
Interest income on cash deposits	(177)	(132)	(295)	(245)
Income tax (benefit) expense	(1,430)	1,178	(538)	1,932
EBITDA	66,609	60,970	118,694	119,420
Loss on write-down of assets	—	—	3,641	—
(Gain) loss on disposal of assets and other dispositions, net	(134)	80	(94)	79
EBITDAre	66,475	61,050	122,241	119,499
Amortization of key money liabilities	(164)	(129)	(293)	(258)
Equity-based compensation	1,426	2,789	3,427	4,705
Debt transaction costs	142	15	142	15
Non-cash lease expense, net	122	133	251	266
Casualty losses, net	294	430	622	724
Other	3	—	56	—
(Income) loss related to non-controlling interests in consolidated joint ventures	(776)	769	(1,944)	(514)
Adjustments related to non-controlling interests in consolidated joint ventures	(12,688)	(14,138)	(25,476)	(28,511)
Adjusted EBITDAre	$54,834	$50,919	$99,026	$95,926

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Summit Hotel Properties, Inc. Reconciliation of Net Income to Non-GAAP Measures - Funds From Operations
(Unaudited)
(In thousands, except per share and unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$9,735	$2,037	$3,822	$2,660
Preferred dividends	(3,968)	(3,968)	(7,938)	(7,938)
Distributions to and accretion of redeemable non-controlling interests	(657)	(657)	(1,314)	(1,314)
(Income) loss related to non-controlling interests in consolidated joint ventures	(776)	769	(1,944)	(514)
Net income (loss) applicable to common shares and Common Units	4,334	(1,819)	(7,374)	(7,106)
Real estate-related depreciation	35,861	36,694	72,075	73,357
Loss on write-down of assets	—	—	3,641	—
(Gain) loss on disposal of assets and other dispositions, net	(134)	80	(94)	79
FFO adjustments related to non-controlling interests in consolidated joint ventures	(7,623)	(8,069)	(15,220)	(16,248)
FFO applicable to common shares and Common Units	32,438	26,886	53,028	50,082
Amortization of deferred financing costs	1,919	1,677	3,916	3,350
Amortization of franchise fees	165	175	334	350
Amortization of intangible assets, net	224	262	486	524
Equity-based compensation	1,426	2,789	3,427	4,705
Debt transaction costs	142	15	142	15
Non-cash lease expense, net	122	133	251	266
Casualty losses, net	294	430	622	724
Deferred tax (benefit) expense	(1,430)	843	(963)	1,168
Other	3	—	56	—
AFFO adjustments related to non-controlling interests in consolidated joint ventures	(420)	(503)	(891)	(1,118)
AFFO applicable to common shares and Common Units	$34,883	$32,707	$60,408	$60,066
FFO per common share and Common Unit	$0.27	$0.22	$0.44	$0.40
AFFO per common share and Common Unit	$0.29	$0.27	$0.50	$0.49

Weighted-average diluted common shares and Common Units	121,154	123,125	121,511	123,742

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Summit Hotel Properties, Inc. Reconciliation of Weighted Average Diluted Common Shares (Unaudited) (In thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Weighted average common shares outstanding - diluted	106,181	107,633	105,241	107,820
Adjusted for:
Non-GAAP adjustment for restricted stock awards (1)	1,964	2,483	3,261	2,393
Non-GAAP adjustment for dilutive effects of Common Units (2)	13,009	13,009	13,009	13,529
Non-GAAP weighted diluted shares of common stock and Common Units	121,154	123,125	121,511	123,742

(1)    Adjustment reflects the difference between the total weighted-average unvested restricted time-based shares outstanding as of the reporting date and the weighted-average restricted time-based shares computed for diluted earnings per share under the treasury stock method, plus the difference between the estimated total weighted average unvested restricted performance-based shares expected to vest based on achievement of the performance measures as if the vesting date were the reporting date and the estimated weighted-average unvested restricted performance-based shares computed for diluted earnings per share under the treasury stock method.

(2)    The Company includes the outstanding Common Units issued by our Operating Partnership held by limited partners other than the Company because the Common Units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Summit Hotel Properties, Inc. Pro Forma Hotel Operating Data (Unaudited) (In thousands, except operating statistics)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Pro Forma Operating Data: (1)	2026	2025	2026	2025
Pro forma room revenue	$176,137	$167,436	$338,189	$328,860
Pro forma other hotel operations revenue	22,882	21,806	45,276	42,153
Pro forma total revenues	199,019	189,242	383,465	371,013
Pro forma total hotel operating expenses	126,532	121,988	247,604	238,654
Pro forma hotel EBITDA	$72,487	$67,254	$135,861	$132,359
Pro forma hotel EBITDA Margin	36.4%	35.5%	35.4%	35.7%

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$199,019	$192,917	$384,072	$377,395
Total revenues - dispositions	—	(3,675)	(607)	(6,382)
Pro forma total revenues (1)	199,019	189,242	383,465	371,013

Hotel Operating Expenses:
Hotel operating expenses	$126,440	$124,614	$248,062	$243,465
Hotel operating expenses - dispositions	92	(2,626)	(458)	(4,811)
Pro forma hotel operating expense (1)	126,532	121,988	247,604	238,654

Hotel EBITDA:
Operating income	28,885	22,684	43,016	42,511
(Gain) loss on disposal of assets and other dispositions, net	(134)	80	(94)	79
Loss on write-down of assets	—	—	3,641	—
Corporate general and administrative	7,415	8,280	16,260	16,851
Depreciation and amortization	36,413	37,259	73,187	74,489
Hotel EBITDA	72,579	68,303	136,010	133,930
Hotel EBITDA - dispositions (2)	(92)	(1,049)	(149)	(1,571)
Pro forma hotel EBITDA (1)	$72,487	$67,254	$135,861	$132,359

(1)    Unaudited pro forma information includes operating results for 94 hotels owned as of June 30, 2026. For any hotels sold by the Company after January 1, 2025 (the “Disposed Hotels”), the Company excludes the financial results of each of the Disposed Hotels from January 1, 2025 to the date the Disposed Hotels were sold by the Company in determining pro forma total revenues and pro forma hotel operating expenses. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

(2)    For hotels sold by the Company between January 1, 2025, and June 30, 2026, the Company has excluded the financial results of each of the Disposed Hotels for the period beginning on January 1, 2025, and ending on the date the Disposed Hotels were sold by the Company (the “Disposition Period”) in determining pro forma hotel EBITDA.

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Summit Hotel Properties, Inc. Pro Forma Hotel Operating Data (Unaudited) (In thousands, except operating statistics)
	2025		2026		Trailing Twelve Months Ended June 30, 2026
Pro Forma Operating Data: (1)	Q3	Q4	Q1	Q2
Pro forma room revenue	$153,213	$151,612	$162,052	$176,137	$643,014
Pro forma other hotel operations revenue	20,316	21,497	22,394	22,882	87,089
Pro forma total revenues	173,529	173,109	184,446	199,019	730,103
Pro forma total hotel operating expenses	120,465	118,069	121,072	126,532	486,138
Pro forma hotel EBITDA	$53,064	$55,040	$63,374	$72,487	$243,965
Pro forma hotel EBITDA Margin	30.6%	31.8%	34.4%	36.4%	33.4%

Pro Forma Statistics: (1)
Rooms sold	963,934	929,979	916,304	987,180	3,797,397
Rooms available	1,308,700	1,308,700	1,280,340	1,294,566	5,192,306
Occupancy	73.7%	71.1%	71.6%	76.3%	73.1%
ADR	$158.95	$163.03	$176.85	$178.42	$169.33
RevPAR	$117.07	$115.85	$126.57	$136.06	$123.84

Actual Statistics:
Rooms sold	987,833	941,803	920,670	987,180	3,837,486
Rooms available	1,341,084	1,325,524	1,286,440	1,294,566	5,247,614
Occupancy	73.7%	71.1%	71.6%	76.3%	73.1%
ADR	$158.25	$162.60	$176.57	$178.42	$168.90
RevPAR	$116.57	$115.53	$126.37	$136.06	$123.52

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$177,117	$174,960	$185,053	$199,019	$736,149
Total revenues - dispositions	(3,588)	(1,851)	(607)	—	(6,046)
Pro forma total revenues (1)	173,529	173,109	184,446	199,019	730,103

Hotel Operating Expenses:
Hotel operating expenses	122,998	119,644	121,622	126,440	490,704
Hotel operating expenses - dispositions	(2,533)	(1,575)	(550)	92	(4,566)
Pro forma hotel operating expenses (1)	120,465	118,069	121,072	126,532	486,138

Hotel EBITDA:
Operating income	8,583	14,591	14,131	28,885	66,190
Loss (gain) on disposal of assets, net	57	(6,715)	40	(134)	(6,752)
Loss on write-down of assets	—	1,833	3,641	—	5,474
Corporate general and administrative	7,845	8,120	8,845	7,415	32,225
Depreciation and amortization	37,634	37,487	36,774	36,413	148,308
Hotel EBITDA	54,119	55,316	63,431	72,579	245,445
Hotel EBITDA - dispositions (2)	(1,055)	(276)	(57)	(92)	(1,480)
Pro forma hotel EBITDA (1)	$53,064	$55,040	$63,374	$72,487	$243,965

(1)    Unaudited pro forma information includes operating results for 94 hotels owned as of June 30, 2026 as if all such hotels had been owned by the Company since July 1, 2025. For any hotels sold by the Company after July 1, 2025, the Company excludes the financial results of each of those hotels from July 1, 2025 to the date the hotels were sold by the Company in determining pro forma total revenues and pro forma hotel operating expenses. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

(2)    For hotels sold by the Company between July 1, 2025, and June 30, 2026, the Company has excluded the financial results of each of the hotels for the period beginning on July 1, 2025, and ending on the date the hotels were sold by the Company in determining pro forma hotel EBITDA.

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Summit Hotel Properties, Inc. Pro Forma and Same Store Data (Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Pro Forma (1) and Same Store (2)
Rooms sold	987,180	1,004,861	1,903,484	1,931,517
Rooms available	1,294,566	1,292,566	2,574,906	2,570,836
Occupancy	76.3%	77.7%	73.9%	75.1%
ADR	$178.42	$166.63	$177.67	$170.26
RevPAR	$136.06	$129.54	$131.34	$127.92

Occupancy change	(1.9)%		(1.6)%
ADR change	7.1%		4.4%
RevPAR change	5.0%		2.7%

(1)    Unaudited pro forma information includes operating results for 94 hotels owned as of June 30, 2026.

(2)     Same-store information includes operating results for 94 hotels owned by the Company as of January 1, 2025, and at all times during the three and six months ended June 30, 2026, and 2025.

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Summit Hotel Properties, Inc. Reconciliation of Net Loss to Non-GAAP Measures - EBITDA for Financial Outlook
(Unaudited)
(In thousands)
	FYE 2026 Outlook
	Low	High
Net loss	$(23,800)	$(14,700)
Depreciation and amortization	146,700	146,700
Interest expense	87,200	86,700
Interest income	(500)	(500)
Income tax expense	3,600	3,600
EBITDA	213,200	221,800
Loss on write-down assets	3,600	3,600
Gain on disposal of assets and other dispositions, net	(100)	(100)
EBITDAre	216,700	225,300
Equity-based compensation	6,800	6,800
Debt transaction costs	200	200
Other items, net	500	500
Loss related to non-controlling interests in consolidated joint ventures	2,800	1,200
Adjustments related to non-controlling interests in consolidated joint ventures	(52,000)	(52,000)
Adjusted EBITDAre	$175,000	$182,000

Summit Hotel Properties, Inc. Reconciliation of Net Loss to Non-GAAP Measures - Funds From Operations for Financial Outlook
(Unaudited)
(In thousands except per share and unit)
	FYE 2026 Outlook
	Low	High
Net loss	$(23,800)	$(14,700)
Preferred dividends	(15,900)	(15,900)
Distributions to and accretion of redeemable non-controlling interests	(2,600)	(2,600)
Loss related to non-controlling interests in consolidated joint ventures	2,800	1,200
Net loss applicable to common shares and Common Units	(39,500)	(32,000)
Real estate-related depreciation	144,500	144,500
Loss on write-down assets	3,600	3,600
Gain on disposal of assets and other dispositions, net	(100)	(100)
FFO Adjustments related to non-controlling interests in consolidated joint ventures	(30,500)	(30,500)
FFO applicable to common shares and Common Units	78,000	85,500
Amortization of deferred financing costs	8,100	8,100
Amortization of franchise fees	700	700
Equity-based compensation	6,800	6,800
Debt transaction costs	200	200
Other items, net	3,600	3,600
AFFO Adjustments related to non-controlling interests in consolidated joint ventures	(1,900)	(1,900)
AFFO applicable to common shares and Common Units	$95,500	$103,000
Weighted average diluted common shares/Common Units for FFO and AFFO	121,300	121,300
FFO per common share and Common Unit	$0.64	$0.70
AFFO per common share and Common Unit	$0.79	$0.85

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Non-GAAP Financial Measures

We disclose certain “non-GAAP financial measures,” which are measures of our historical financial performance. Non-GAAP financial measures are financial measures not prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures are as follows: (i) Funds From Operations (“FFO”) and Adjusted Funds from Operations ("AFFO"), (ii) Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre, and hotel EBITDA (as described below). We caution investors that amounts presented in accordance with our definitions of non-GAAP financial measures may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP financial measures in the same manner. Our non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of our operating performance. Our non-GAAP financial measures may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that our non-GAAP financial measures can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable measure prescribed by GAAP such as net income (loss).

Funds From Operations (“FFO”) and Adjusted FFO (“AFFO”)

As defined by Nareit, FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships, and joint ventures. AFFO represents FFO excluding amortization of deferred financing costs, franchise fees, equity-based compensation expense, debt transaction costs, premiums on redemption of preferred shares, losses from net casualties, non-cash lease expense, non-cash interest income and non-cash income tax related adjustments to our deferred tax assets. Unless otherwise indicated, we present FFO and AFFO applicable to our common shares and common units. We present FFO and AFFO because we consider FFO and AFFO an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, FFO and AFFO provide performance measures that, when compared year over year, reflect the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO differs slightly from the computation of Nareit-defined FFO related to the reporting of corporate depreciation and amortization expense. Our computation of FFO may also differ from the methodology for calculating FFO used by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Where indicated in this release, FFO is based on our computation of FFO and not the computation of Nareit-defined FFO unless otherwise noted.

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EBITDA, EBITDAre, Adjusted EBITDAre, and Hotel EBITDA

In September 2017, Nareit proposed a standardized performance measure, called EBITDAre, which is based on EBITDA and is expected to provide additional relevant information about REITs as real estate companies in support of growing interest among generalist investors. The conclusion was reached that, while dedicated REIT investors have long been accustomed to utilizing the industry’s supplemental measures such as FFO and net operating income (“NOI”) to evaluate the investment quality of REITs as real estate companies, it would be helpful to generalist investors for REITs as real estate companies to also present EBITDAre as a more widely known and understood supplemental measure of performance. EBITDAre is intended to be a supplemental non-GAAP performance measure that is independent of a company’s capital structure and will provide a uniform basis for one measurement of the enterprise value of a company compared to other REITs.

EBITDAre, as defined by Nareit, is calculated as EBITDA, excluding: (i) loss and gains on disposition of property and (ii) asset impairments, if any. We believe EBITDAre is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional non-recurring or unusual items described below provides useful supplemental information to investors regarding our on-going operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses and non-cash items provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the on-going operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above, we include a quantitative reconciliation of EBITDA, EBITDAre, adjusted EBITDAre and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss) and operating income (loss).

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